Exhibit 10.15.4

CONFIDENTIAL
[***] Certain information in this document has been excluded because it both (i) is not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed.

AMENDED and RESTATED DEVELOPMENT and LICENSE AGREEMENT

This Amended and Restated Development Agreement, effective as of May 18, 2021, is entered into by and among:

Nexperia B.V., Jonkerbosplein 52, 6534AB Nijmegen, The Netherlands ("Nexperia");

and

Transphorm, Inc., 115 Castilian Drive, Goleta, CA 93117 (“TopCo”);

and

Transphorm Technology Corp, 115 Castilian Drive, Goleta, California 93117 (“OpCo,” and collectively with TopCo, “Transphorm”).

Nexperia and Transphorm hereinafter collectively referred to as the “Parties” and each individually as a “Party”.

WHEREAS, Nexperia is engaged in research and development, manufacture and sale of (among others) power MOS discrete semiconductors for use in the automotive market;

WHEREAS, Transphorm is engaged in the business of designing, developing, manufacturing and selling GaN on silicon and GaN on sapphire products;

WHEREAS, the Parties have been collaborating under various agreements with the aim to introduce GaN technology developed by Transphorm to automotive Tier 1 suppliers and OEM’s;

WHEREAS, Nexperia and OpCo are parties to that certain Development and License Agreement, dated as of April 4, 2018 (”Effective Date”) by and between Nexperia and OpCo, as previously amended by Amendment No. 1 dated March 21, 2019 and Amendment No. 2 dated February 7, 2020 (the “Prior Agreement”);

WHEREAS, the Prior Agreement provides for development, transfer and licensing of certain Transphorm-developed manufacturing process technology (but specifically excluding Epi Process Technology (as defined below)) to Nexperia in Europe in stages as more particularly described in the SOWs (as defined below) under this Agreement, with a limited exclusivity to Nexperia in exchange for funding Transphorm’s technology development, giving Nexperia a reasonable lead-time;

WHEREAS, Transphorm has effected a corporate restructuring pursuant to which TopCo became the parent company of OpCo, which in turn is the parent company of Transphorm Japan, Inc., a Japanese company, which in turn is the parent company of Transphorm Japan Epi, Inc. (the “TPH Restructuring”);

WHEREAS, pursuant to the Amendment No. 2 dated February 7, 2020, the Parties agreed that the TPH Restructuring shall not be deemed to be, or deemed to result in, directly or indirectly, a “Change of Control” of Transphorm under the Prior Agreement, and made other modifications to the Prior Agreement as set forth therein; and

WHEREAS, the Parties desire to amend and restate the Prior Agreement as set forth below in this Agreement, to, among other things, (a) add GaN on sapphire products and technology to the definitions of “Product” and “Epi Process Technology,” respectively, (b) provide Nexperia with the right to sue under the exclusive and sole licenses, (c) include Gen 5 in the “Foreground IPR,” (d) update and align on the addendums attached thereto, and (e) make other clarifications and changes as set forth herein.

Exhibit 10.15.4

CONFIDENTIAL

NOW THEREFORE, in consideration of the mutual promises and covenants contained herein, the Parties hereby amend, restate and replace the Prior Agreement in its entirety with this Agreement and further agree as follows:

1     Definitions

The following terms used in this Agreement have the following meanings:

1.1    “Acceptance Criteria” means the objective measures (including procedures for making such measurements) of successful completion by Transphorm of a task (such as a Milestone or Deliverable) or engagement, or a portion thereof, that are set forth in any SOW.

1.2     “Affiliates” means, with respect to a Party hereto, all entities Controlled by such Party. “Control” and its correlates means: (a) the ownership, directly or indirectly, of at least fifty percent (50%) of the issued voting securities of an entity; or (b) the possession, directly or indirectly, of the legal power to direct or cause the direction of the general management and policies of an entity or the power to elect or appoint at least fifty percent (50%) or more of the members of the governing body of the entity, whether through the ownership of voting securities, by contract or otherwise. An entity may be considered an Affiliate only when such control exists.

1.3    “Agreement” means the present Agreement, the SOWs, and all other addenda, exhibits and schedules attached hereto.

1.4    “Authorized Purpose” is defined in Section 15.1.

1.5    “Automotive Field” means the field of sale to third parties of power GaN products for ultimate incorporation in automobiles, which automobiles shall expressly exclude scooters, motorcycles and electric bicycles.

1.6    “Background IPR” of a Party means any Intellectual Property, other than Foreground IPR, that, absent a license, would necessarily be infringed by use of the Deliverables (including natural evolutions thereof developed by Nexperia) and (a) which was owned or controlled by the Party or any of such Party’s Affiliates at the Effective Date, or (b) in respect of which ownership or control is acquired by the Party or any of such Party’s Affiliates during the Term of this Agreement because of activities that are independent from but concurrent with the Projects.

1.7    “Change of Control” means the occurrence of any of the following events: (i) a consolidation, merger or other business transaction of a Party (or its parent entity) with or into any other entity as a result of which the stockholders of such Party (or its parent entity) immediately prior to such transaction do not own at least 50% of the issued and outstanding stock (or, if not a corporation, the equity interests) of the surviving or resulting entity (or if such surviving or resulting entity is a wholly-owned subsidiary immediately following such transaction, its parent); (ii) a person or entity (or a group of persons or entities, as described in Section 13(d) of the Securities Exchange Act of 1934, as amended) acquires more than 50% of the issued and outstanding voting stock of such Party (or its parent entity); (iii) the sale, assignment, license or other disposition of all or substantially all of the assets of such Party (or its parent entity); or (iv) the closing of Transphorm’s (or its parent entity’s) first firm commitment underwritten public offering of stock registered under the Securities Act of 1933, as amended.

1.8    "Confidential Information" means (i) any business or technical information of the disclosing Party provided to or obtained by the receiving Party, including but not limited to any information relating to the disclosing Party’s product plans, designs, costs, product prices and names, finances, marketing plans, business opportunities, personnel, research, development or know-how, and (ii) any written information that is designated by the disclosing Party as "confidential" or "proprietary" at the time of disclosure to the

Exhibit 10.15.4

CONFIDENTIAL
receiving Party or, if orally disclosed, is identified by the disclosing Party as confidential or proprietary at the time of disclosure to the receiving Party and is subsequently reduced to writing and marked as “confidential” by the disclosing Party in a writing provided to the receiving Party within fifteen (15) business days of such disclosure. Notwithstanding the foregoing, information disclosed by the Parties pursuant to this Agreement shall not be Confidential Information to the extent that it can be proven that the information:

(a)    is in or enters the public domain other than through the fault or negligence of the receiving Party and without breach of this Agreement;

(b)    is in the possession of the receiving Party prior to receiving it from the disclosing Party other than as a result of the receiving Party’s breach of any legal obligation or a prior confidential disclosure by the disclosing Party;

(c)    is obtained by the receiving Party from a Third Party without restriction on disclosure and which Third Party is under no obligation of confidentiality (either direct or indirect) to the disclosing Party which respect to such Confidential Information; or

(d)    is developed by the receiving Party completely independently of and without use of any Confidential Information of the disclosing Party.

1.9    “Confidentiality Period”, with respect to any item of Confidential Information, means the Term of this Agreement or three (3) years after such item of Confidential Information was disclosed to the receiving Party, whichever is longer; provided, however, that with respect to any such items that are the disclosing Party’s trade secrets, the Confidentiality Period shall continue for so long as that item qualifies as trade secret under applicable law.

1.10    “Deliverable(s)” means all deliverable(s) due from Transphorm to Nexperia as specified in the SOWs.

1.11    “Development Work” means the development work that Transphorm shall perform as set forth in a SOW.

1.12    “Due Date” of a Deliverable means the date, according to the applicable SOW, upon which the Deliverable is due to be delivered to Nexperia.

1.13    “Epi Process Technology” means any technology related to Transphorm’s proprietary MOCVD process of layering an epitaxial layer on a silicon layer (or GaN on silicon wafer) or on a sapphire layer (or GaN on sapphire wafer), and wafers manufactured using such process.

1.14    “Force Majeure Event” is defined in Section 19.1.

1.15    “Foreground IPR” means any Intellectual Property that arises because of and within the course of a Project, including without limitation Intellectual Property that arises as a result of investigations and research conducted in preparation of a Project, including without limitation the Intellectual Property arising from the development of the Gen4 and Gen5 technology provided by Transphorm to Nexperia pursuant to the SOWs.

1.16    “Group Companies” means, with respect to an entity, all other entities which directly or indirectly Control, are Controlled by, or are under common Control with such entity.

1.17    “Intellectual Property” or “Intellectual Property Rights” means rights in or to any patents, utility models, trade secrets, registered and unregistered designs, mask works, copyrights, database rights, moral rights and any other form of protection afforded by law to inventions, models, designs, trade secrets, know-how or Confidential Information, as well as any registrations, applications, divisions, continuations, re-

Exhibit 10.15.4

CONFIDENTIAL
examinations, renewals or reissues of any of the foregoing, but excluding any and all rights with respect to trademarks, trade names, logos, service marks and other indicia of origin.

1.18    “Japanese Automotive Customer” means any entity based in Japan that performs substantial design and development in Japan of power GaN products for ultimate incorporation in automobiles (other than scooters, motorcycles and electric bicycles). For purposes of clarification, an entity that substantially designs and develops power GaN products in Japan for ultimate incorporation in automobiles (other than scooters, motorcycles and electric bicycles) outside of Japan shall be deemed a Japanese Automotive Customer, while an entity that substantially designs and develops power GaN products outside of Japan (e.g., in Europe) for ultimate incorporation in automobiles (other than scooters, motorcycles and electric bicycles) in Japan shall not be a Japanese Automotive Customer.

1.19    “Lead Time Period” means the period starting on the Effective Date and ending on the earlier of (i) the fifth anniversary of the Effective Date, and (ii) 12 months after the date on which a Change of Control of Transphorm is effectuated.

1.20    “LSA” means the Loan and Security Agreement between Nexperia and Transphorm to provide for pre-funding of development work, dated as of the Effective Date, as which may be amended and/or restated from time to time;

1.21    “Milestone(s)” means one or more phases of the Project, as specified in the SOW.

1.22    “Open License Terms” means any license agreement that require as a condition of use, modification and/or distribution of a licensed work (i) the making available of source code of any work that contains, is combined with, requires or otherwise is based on such licensed work, or (ii) the granting of permission for creating derivative works of any work that contains, is combined with, requires or otherwise is based on such licensed work.

1.23    “Open Source Software” means any software that is subject to Open License Terms.

1.24    “Other Field” means all fields of application other than the Automotive Field;

1.25    “Prior Agreement” is defined in the Recitals;

1.26    “Products” means GaN on silicon and GaN on sapphire products sold by Nexperia under its own branding.

1.27    “Project” means the development project set out in a SOW.

1.28    “Specifications” means the design, functional, and technical specifications for a Deliverable as set forth in a SOW.

1.29    “Statements of Work” or “SOWs” means the documents attached hereto as Addendums 1, 2 and 3, which documents describe the organization, technical and other details of each Project that is the subject of this Agreement, as may be amended in writing by the Parties during the Term in accordance with the provisions of this Agreement. A “Statement of Work” or a “SOW” means one of the SOWs as defined above.

1.30    “Steering Committee” is defined in Section 4.1.

1.31    “Subcontractor” is defined in Section 5.1.

1.32    “Term” is defined in Section 14.1.

1.33    “Third Party” means any entity or person that is not a Party or Affiliate of a Party.

Exhibit 10.15.4

CONFIDENTIAL
1.34    “Transphorm Licensed IPR” means Transphorm’s Background IPR and Foreground IPR, in each case other than any Intellectual Property that is directed at or relates to Epi Process Technology.

2    Development; Exclusion of Epi Process Technology

2.1    Development. Transphorm shall use commercially reasonable efforts to perform the Development Work as described in the SOWs for the following technologies:

2.1 (a): Generation 3 or dMode, as described in the SOW attached hereto as Addendum 1 (the “Gen3-SOW”);

2.1 (b): [***], as described in the SOW attached hereto as Addendum 2 (the “[***]-SOW);

2.1 (c): [***], as described in the SOW attached hereto as Addendum 3 (the “[***]”);

2.2    Changes and refinements to SOWs. The parties acknowledge that each of the SOWs may be amended over time in good faith by mutual agreement of the parties to include more detailed measurable specifications and Deliverables. Parties will refine the SOWs by adding Acceptance Criteria whenever they have the information available to do such refinements.

2.3    Exclusion of Epi Process Technology. The parties expressly acknowledge and agree that Epi Process Technology is not within the scope of the Development Work or this Agreement. No Epi Process Technology shall be deemed to constitute a Deliverable under this Agreement.

2.4    Testing. Prior to delivery of a Deliverable, Transphorm will perform testing in accordance with the requirements set forth in the respective SOW to assure that the Deliverable conforms to applicable Specifications.

2.5    Delivery. Upon completion of each Milestone, Transphorm shall deliver to Nexperia the corresponding Deliverable, if any.

3    Acceptance and Rejection

3.1    Acceptance. Nexperia will only reject a Deliverable if it fails to meet any applicable Acceptance Criteria or otherwise does not materially conform to the SOW. Nexperia will give Transphorm written notice of acceptance or rejection of a Deliverable in accordance with procedures to be set forth in the applicable SOW or as otherwise reasonably agreed by the Steering Committee.

3.2    Rejection. In case of rejection of a Deliverable by Nexperia, Transphorm shall submit a corrective action plan within thirty (30) business days aimed at correcting the aspects of the Deliverable that failed the applicable Acceptance Criteria and redelivering the corrected Deliverable as soon as reasonably practicable.

4    Project Management and Oversight

4.1    Steering Committee. Each Party shall appoint two persons to a joint Steering Committee (“Steering Committee”), which shall convene once every month with the task to monitor the execution of the Development Work, and to discuss the need for any amendments to SOWs.

4.2    Updates. Transphorm shall provide a demonstration or written update about progress of the Development Work to all Steering Committee members during a Steering Committee meeting.

4.3    Assistance. Nexperia shall provide without cost to Transphorm reasonable amounts of feedback and assistance as Transphorm may reasonably request to facilitate Transphorm’s performance of its obligations under this Agreement. In the event either party’s performance of any obligation under this Agreement is

Exhibit 10.15.4

CONFIDENTIAL
delayed due to the lack of cooperation or assistance by, or other constraints or reasons attributable to, the other party, the period of performance of such obligation as required under this Agreement will be deemed extended to reflect such delay.

5    Subcontractors

5.1    Transphorm shall be permitted to subcontract with Third Party contractors (“Subcontractors”) for the performance of certain Development Work provided that Transphorm enters into a written agreement with the Subcontractor under which the Subcontractor shall be bound to maintain as confidential all Confidential Information of Nexperia it comes to know under terms and conditions no less protective of Nexperia than those in Section 15.

5.2    Transphorm shall remain primarily liable to Nexperia for all obligations of Transphorm hereunder that are subcontracted by Transphorm to a Subcontractor.

6    Payments and pre-funding

6.1    Payments due by Nexperia to Transphorm shall be as set forth in the SOWs. Nexperia will pay any due amounts to Transphorm within thirty (30) days from the receipt of the relevant invoice. Nexperia has the right to set off any due invoices against any amounts owed to Nexperia by Transphorm under the LSA as further set forth in Section 2.2(e) of the LSA.

6.2    Pre-funding

(a)    Upon the delivery of the Deliverables identified in the [***]-SOW as due evidence of proof of concept for the [***]-SOW, Transphorm may request in writing pre-funding by Nexperia of the Development Work under the [***]-SOW as further set forth in Section 3.1 of the LSA.

(b)    Upon the delivery of the Deliverables identified in the [***]-SOW as due evidence of proof of concept for the [***]-SOW, Transphorm may request in writing pre-funding by Nexperia of the Development Work under the [***]-SOW as further set forth in Section 3.2 of the LSA.

7    Information and Intellectual Property Rights

7.1    Ownership. Except as expressly provided herein otherwise, all right, title and interest in and to any Background IPR of a Party shall remain solely and exclusively with such Party or its Affiliates. Any Foreground IPR developed solely by or on behalf of a Party shall be solely and exclusively owned by that Party. Any Foreground IPR developed, jointly by the Parties shall be owned jointly by the Parties and each Party will have the right to use and exploit such jointly-owned Foreground IPR without permission from and without accounting to the other Party.

7.2    Insolvency. In the event Transphorm becomes subject to any court or administration order pursuant to any insolvency law, Transphorm shall offer Nexperia the right to purchase all Foreground IPR from Transphorm at commercially reasonable prices and terms, and to the extent allowed by applicable laws and regulation, provided that Nexperia has paid all outstanding license fees with respect to such Foreground IPR. Notwithstanding the foregoing, the foregoing shall not obligate Transphorm to sell any such Foreground IPR to Nexperia at prices less than those offered by a third party for such Foreground IPR. Nexperia shall have the right to set off the purchase price for such Foreground IPR against any amounts owed to Nexperia by Transphorm under the LSA in accordance with the terms of Section 2.2(e) of the LSA.

7.3    Maintenance. Transphorm shall duly pay the fees and duties required to maintain its rights in its Background IPR and Foreground IPR relevant to the Development Work consistent with its past business practices. Should Transphorm wish to surrender its rights in any patents or patent applications constituting

Exhibit 10.15.4

CONFIDENTIAL
Foreground IPR, it shall first offer to sell each such patent or patent application to Nexperia for USD 1.00. Should Nexperia not accept such prices and terms, Transphorm may surrender such rights or sell such rights to a third party, provided that in the event Transphorm sells such rights: (i) it shall retain a license for itself and a sublicense for Nexperia consistent with the terms of this agreement, and (ii) if Transphorm desires to offer to a third party better terms than those offered to Nexperia, it shall first offer Nexperia such terms.

7.4    License. Subject to the terms and conditions of this Agreement, including without limitation Nexperia’s timely payment to Transphorm of the license fees as provided for in Section 7.7, Transphorm grants to Nexperia an irrevocable, perpetual (except as set forth in Section 14.4), world-wide, non-transferable, non-sublicensable (except as expressly permitted below), fully-paid license, under the Transphorm Licensed IPR, to develop, manufacture and sell Products. In case that Nexperia has not paid for all SOWs, the license specified above is limited to the Foreground IPR resulting from SOWs with respect to which Nexperia has paid all applicable license fees under Section 7.7 and the Background IPR that would be infringed by Nexperia’s use of the Deliverables provided pursuant to such SOWs (including natural evolutions of such Deliverables developed by Nexperia).

7.5    The foregoing license shall be non-exclusive except as expressly set forth in Section 7.6 below. Nexperia may grant sublicenses under the foregoing license to its subcontractors providing manufacturing services solely with Transphorm’s prior written approval on a case by case basis, which approval shall not be unreasonably withheld or denied. Transphorm may withhold its approval for subcontractors that are its competitors.

7.6    Exclusive and Non-exclusive license.

(a)    Gen3, [***] and [***]: With regard to the Deliverables provided under the SOWs, and subject to the exceptions set forth in Section 7.6(b) below, the license set forth in Section 7.4 shall be:

(1)    during the Lead Time Period: (i) exclusive to Nexperia (also excluding Transphorm), in the Automotive Field, throughout the world except for Japan; and (ii) “sole” to Nexperia (i.e. Transphorm shall not grant licenses to any other parties to develop, manufacture or sell products using such Deliverables but shall have and retain the rights set forth in Section 7.6(b)(2) below), in the Automotive Field in Japan;

(2)    during the Lead Time Period, “sole” to Nexperia (i.e. Transphorm shall not grant licenses to any other parties to develop, manufacture or sell products using such Deliverables but shall have and retain the rights set forth in Section 7.6(b)(2) below), in the Other Field;

(3)    after the Lead Time Period, non-exclusive to Nexperia in the Automotive Field and in the Other Field throughout the world;

(b)    Exceptions. Notwithstanding anything in is Agreement to the contrary:

(1)     During the Lead Time Period, Transphorm may develop, manufacture, have manufactured, or directly or indirectly sell or distribute any products in the Automotive Field for or to., Tesla, Inc. and Tata Sons or any of their respective Group Companies (collectively, the “Specified Customers”) anywhere in the world.

(2)    Transphorm has and retains all rights to use or exploit the Deliverables in any manner in the Automotive Field in Japan and in the Other Field, including without limitation all rights to make, have made, sell, distribute, license, use, test and support Transphorm’s and its Affiliate’s products, and to grant licenses to its Affiliates, vendors, manufacturers, service providers, distributors and customers as may be necessary for their manufacture, sale, distribution, use, test and support of Transphorm’s and its Affiliates’ products.

Exhibit 10.15.4

CONFIDENTIAL

(3)    Nothing in this Agreement shall restrict any general and customary marketing activities of an acquirer or successor of Transphorm by way of a Change of Control with respect to such products of that acquirer or successor that are not the same as or substantially similar to Transphorm’s products immediately prior to such Change of Control.

(c)    Restriction on Product Sampling. Notwithstanding anything in this Agreement to the contrary, in the event of a Change of Control of Transphorm (other than pursuant to an initial public offering of Transphorm’s shares):

(1)    until the later of (i) the first anniversary of the effectuation of such Change of Control, or (ii) the date of the [***] anniversary of the Effective Date: Transphorm or its successor will not provide any product samples to any customers for use in the Automotive Field other than to Japanese Automotive Customers and the Specified Customers.

(2)    Intentionally Omitted.

(d)    Enforcement.

(1)     With respect to Nexperia’s Exclusive License. During the Lead time Period, Nexperia has the right to sue third party infringers of the Transphorm Licensed IPR, in each case to the extent needed to maintain Nexperia’s exclusive rights in the Automotive Field throughout the world except for Japan under the terms of this Agreement. In any such litigation: Nexperia shall control such litigation and Transphorm will cooperate and provide support reasonably requested by Nexperia, including without limitation by joining as a party if necessary to establish standing. Nexperia shall indemnify Transphorm for all expenses incurred in such litigation, including without limitation attorney fees and judgments that may be incurred. Nexperia shall not enter into any settlement of such litigation that involves the grant of any rights or licenses with respect to any Transphorm Licensed IPR or otherwise affects Transphorm’s rights in or to any Transphorm Licensed IPR, or that requires any monetary payments by Transphorm or its Affiliates. For avoidance of doubt, Nexperia is allowed to enter into a settlement of such litigation under any other commercial terms, including and not limited to a settlement that includes a payment by said third party infringer(s) to Nexperia in exchange to an agreement not to sue the third party infringer(s) within the Lead Time Period.

(2)     With respect to Nexperia’s “Sole” License. During the Lead time Period, each Party (the “Enforcing Party”) has the right to sue third party infringers of the Transphorm Licensed IPR, in the Automotive Field in Japan and in the Other Field. In any such litigation: the Enforcing Party shall control such litigation and the other Party (the “Cooperating Party”) will cooperate and provide support as reasonably requested by the Enforcing Party, including without limitation by joining as a party if necessary to establish standing. The Enforcing Party shall indemnify the Cooperating Party for all expenses incurred in such litigation, including without limitation attorney fees and judgments that may be incurred; and any settlement shall be approved by the Cooperating Party, such approval not to be unreasonably withheld. Any recovery from the litigation shall first be used to compensate the Enforcing Party for its costs and expenses incurred in such litigation. If Nexperia is the Enforcing Party, any remaining recovery from the litigation shall be divided equally between Nexperia and Transphorm. If Transphorm is the Enforcing Party, it shall retain any remaining recovery from the litigation.

7.7    License Fees.

Exhibit 10.15.4

CONFIDENTIAL
(a)    Gen3. Nexperia shall pay to Transphorm a fixed license fee of MUSD 9,00 (nine million USD dollars), payable in three installments upon the completion of one or more Milestones as set forth in the Gen3-SOW. Each installment shall be payable within 30 days from the due delivery or completion of the relevant Milestone entitling such payment as set forth in the Gen3-SOW.

(b)    [***]. Nexperia shall pay to Transphorm a fixed license fee of MUSD 5,00 (five million US dollars), payable in one installment upon the completion of the Milestone as set forth in the [***]-SOW. Each installment shall be payable within 30 days from the due delivery or completion of the relevant Milestone entitling such payment as set forth in the [***]-SOW.

(c)    [***]. Nexperia shall pay to Transphorm a fixed license fee of [***], payable in one installment upon the completion of the Milestone as set forth in the [***]-SOW. Each installment shall be payable within 30 days from the due delivery or completion of the relevant Milestone entitling such payment as set forth in the [***]-SOW.

7.8    Exceptions to Licenses. Notwithstanding anything to the contrary in this Agreement, no licenses are granted pursuant to this Section 7 by Transphorm under Intellectual Property Rights that are not Transphorm Licensed IPR or are not licensable by Transphorm without payment of royalty or other consideration to a Third Party.

8    Nexperia Customers

8.1    Transphorm shall refrain from invoking its patent rights against Nexperia customers based on their incorporation or use of Products licensed to Nexperia pursuant to Section 7.4 above in customer devices. At Nexperia’s request, Transphorm shall provide any such Nexperia customer with a written statement to such effect.

9    Third Party Intellectual Property; Open License Terms and Open Source Software

9.1    Warranty. Transphorm warrants that its Deliverables shall not knowingly include any items that are subject to Open License Terms or the use of which requires a license under Third Party Intellectual Property Rights, except for the Third Party licenses and Open License Terms identified in the SOWs, unless approved by Nexperia in writing.

9.2    Notification and approval. If, to Transphorm’s knowledge, a Deliverable, or part thereof, is subject to Open License Terms or the use of which requires an Intellectual Property license from a Third Party, and such Open License Terms or Third Party licenses have not been identified in the relevant SOWs, Transphorm shall notify the Steering Committee and provide the Steering Committee with a full specification of all applicable license conditions. The Nexperia members in the Steering Committee will have the decisive vote as to whether such Deliverable or part thereof will be approved to be delivered to Nexperia under this Agreement or not. In case no approval is granted, Transphorm shall not use it in the framework of the Project.

9.3     Technical Assistance. In the event of any Third Party claim against either Party alleging violation of such Third Party’s Intellectual Property Rights arising from the use of any Deliverable or any product directly resulting from the Project, the other Party shall, upon the request of the Party against which the claim is directed, provide such reasonable technical and other assistance as the requesting Party may reasonably require in connection with the defense of such claim.

10    Representations and Warranties; Limitations of Liability

10.1    Each Party represents and warrants that (i) it is a corporation duly organized, validly existing, and in good standing under the law of the jurisdiction of its organization; (ii) it has all requisite corporate power and authority to execute and deliver this Agreement and to effect the transactions contemplated hereby; (iii) the

Exhibit 10.15.4

CONFIDENTIAL
execution, delivery, and performance of this Agreement by it has been duly authorized by all requisite corporate action; and (iv) the execution of this Agreement does not in any way conflict with any of its prior commitments or agreements, and it shall not during the Term enter into any agreement that would in any way conflict with its obligations or the rights granted by it under this Agreement

10.2    Transphorm further represents and warrants that:

(a)    it is in compliance in all material respects with all applicable laws and all decrees, orders, judgments, permits, and licenses of or from governmental bodies;

(b)    it will perform all Development Work in a professional and workmanlike manner, consistent with the industry standards of skill and care exercised on projects of comparable scope and complexity;

(c)    the Deliverables will substantially conform to their respective Specifications; and

(d)    to its knowledge, there are no Third Party claims pending or threatened alleging infringement of such Third Party’s Intellectual Property Rights arising from the use of any Deliverable and that it shall promptly notify the Steering Committee in the event it becomes aware of any such Third Party claim.

(e)    no action, suit, proceeding, arbitration, or governmental investigation is pending or, to Transphorm’s knowledge, threatened against Transphorm that could reasonably be expected to interfere materially with the consummation of the transactions contemplated hereby.

10.3    EXCLUSIVE WARRANTIES. THE FOREGOING WARRANTIES IN SECTION 10.2 CONSTITUTE TRANSPHORMS’ EXCLUSIVE WARRANTIES WITH RESPECT TO THE DEVELOPMENT WORK AND DELIVERABLES AND ARE MADE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, INCLUDING BUT NOT LIMITED TO THE WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE AND NON-INFRINGEMENT, ALL OF WHICH ARE HEREBY EXPRESSLY DISCLAIMED.

10.4    LIMITATIONS OF LIABILITY. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL OR INDIRECT DAMAGES (INCLUDING WITHOUT LIMITATION LOSS OF USE, LOSS OF OPPORTUNITY, MARKET POTENTIAL, GOODWILL AND/OR PROFIT, LOSS OF REPUTATION AND OTHER ECONOMIC LOSS) ARISING OUT OF THIS AGREEMENT WHETHER BASED ON CONTRACT, TORT, THIRD PARTY CLAIMS OR OTHERWISE, EVEN IF THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. IN NO EVENT SHALL EITHER PARTY’S AGGREGATE LIABILITY ARISING OUT OF THIS AGREEMENT OR IN CONNECTION WITH THE USE OR EXPLOTIATION OF ANY DELIVERABLES EXCEED MUSD 24,00 (twenty four million US Dollars).

11    Infringement

11.1    No Infringement. Save as disclosed to Nexperia prior to the Effective Date, Transphorm represents and warrants to the best of its knowledge that, except for the items subject to Third Party licenses and/or Open License Terms that are identified in the SOWs or approved by Nexperia in writing, Transphorm is the owner of any Intellectual Property embodied in or arising from the Deliverables, or any part thereof, and that the Deliverables do not violate or infringe any Third Party Intellectual Property Right. Transphorm will promptly notify Nexperia if it becomes aware of any claim of such infringement.

11.2    Should any third party bring a lawsuit against Nexperia, its subcontractors or customers alleging that the Deliverables provided by Transphorm to Nexperia infringe such third party’s patents, then Transphorm shall provide, at Nexperia’s sole cost and expense, information and assistance reasonably requested by Nexperia to assist Nexperia in defending such claim, which assistance may include, without limitation, (i)

Exhibit 10.15.4

CONFIDENTIAL
licensing or transferring joint ownership of selected Transphorm owned patents to Nexperia for the sole purpose of making counterclaims against such third party, (ii) joining such lawsuit if necessary to establish standing to make such counterclaims, or (iii) granting licenses under Transphorm’s patents to such third party under commercially reasonable terms in connection with a settlement of such lawsuit. Except for a non-exclusive license granted in a patent cross-license settlement agreement with such third party, Nexperia may not grant to any other party any rights or licenses under the patents for which joint ownership is transferred to Nexperia, Promptly after the date such patent cross-license settlement agreement is executed between Nexperia and such third party, Nexperia shall transfer all its rights, rights and title in such patents back to Transphorm, subject to the licenses granted in such patent cross-license settlement agreement.

12    Indemnification

Each Party agrees that it will indemnify and hold harmless the other Party and its Affiliates, and their respective successors, assigns, officers, directors, employees, and agents, against losses, damages, costs and expenses (“Losses”) actually incurred as the result of a Third Party claim alleging that the Products (when Nexperia is the indemnifying Party) or the Deliverables (when Transphorm is the indemnifying Party) have caused personal injury or death or damage to property (so long as indemnified Party or its products are in no way at fault for such injury or damage to property); provided, in each case that the indemnified Party provides the indemnifying Party with: (a) prompt written notice of such claim; (b) sole control over the defense and settlement of such claim; and (c) all information and assistance reasonably requested by the indemnifying Party to defend and/or settle such claim.

13    Regulatory Approval

The Parties agree to comply fully with all relevant laws and regulations of the United States Government in their performance of obligations under this Agreement. Without limiting the generality of the foregoing, if either Party’s performance under this Agreement or any portion thereof becomes subject to or requires obtaining regulatory approval from a United States Government agency, then the performance under the relevant part of the Agreement will, unless otherwise agreed by the Parties, be suspended until such regulatory approval has been obtained. Parties shall jointly cooperate in good faith to obtain such approval at the reasonably earliest possible time, and shall accept any reasonable mitigation measures required by the relevant agency to provide such approval. Should the suspension so caused exceed a period of 6 (six) months, then parties shall in good faith discuss a solution that comes closest to the initial intent of the parties.

14    Term and Termination

14.1    Term. Unless terminated earlier under this Section, this Agreement will commence on the Effective Date and continue until both Parties have fulfilled all of their obligations under all Statements of Work (the “Term”).

14.2    Termination for Change of Control. Upon a Change of Control of either Party, such Party will provide written notice to the other Party. Each Party may immediately terminate this Agreement upon a Change of Control of the other Party upon at least thirty (30) days’ written notice if such Change of Control is materially detrimental to the business interests of such Party.

14.3    Termination for Cause.

(a)    Bankruptcy or Insolvency. Each Party may terminate this Agreement forthwith by means of a written notice to the other Party in the event that a creditor or other claimant takes possession of, or a receiver, administrator or similar officer is appointed over any of the assets of such other Party, or in the event that such other Party makes any voluntary arrangement with its creditors or

Exhibit 10.15.4

CONFIDENTIAL
becomes subject to any court or administration order pursuant to any bankruptcy or insolvency law.

(b)    Breach. In case of a material breach by a Party of its obligations under this Agreement, the non-breaching Party shall provide the breaching Party written notice of such breach and give the breaching Party a reasonable period of no longer than 30 (thirty) business days to cure the breach. If the breach is not cured within that period, the non-breaching Party may terminate this agreement by written notice to the breaching Party. Such termination is without prejudice to any other remedies the non-breaching Party may have in connection with the material breach, such as rights to recover damages and rights to demand performance.

(c)    Termination of LSA. Each Party may immediately terminate this Agreement, with written notice to the other Party, upon any exercise by Nexperia of its remedies under the LSA with respect to the Collateral (as that term is defined in the LSA).

14.4     Continued license. In case of termination of this Agreement for any reason except termination by Transphorm pursuant to Section 14.3.(b), the licenses to Nexperia as per Section 7 shall survive the termination of this Agreement solely with respect to the Foreground IPR resulting from SOWs with respect to which Nexperia has paid all applicable license fees under Section 7.7 prior to the termination and the Background IPR that would be infringed by Nexperia’s use of the Deliverables provided pursuant to such SOWs (including natural evolutions of such Deliverables developed by Nexperia).

14.5    Survival. The obligations of the Parties under this Agreement that by their nature would continue beyond the expiration or termination of this Agreement, shall survive expiration or earlier termination of this Agreement. Without limiting the foregoing, the following Sections will survive any expiration or termination of this Agreement: 1, 6.1, 7.1, 7.4, 7.5, 7.6, 7.7, 7.8, 10, 14.3, 14.4, 14.5, 15, and 17 through 24 .

15    Confidentiality

15.1    Disclosure to Affiliates. The receiving Party may disclose Confidential Information to the receiving Party’s Affiliates that need to know the Confidential Information for exercising the receiving Party’s and its Affiliates’ rights and carrying out the receiving Party’s and its Affiliates’ obligations under this Agreement (the “Authorized Purpose”), are advised of this Agreement and are bound in writing by similar confidentiality obligations with respect to the Confidential Information as set out in this Agreement. The receiving Party shall be responsible for any breach of this Agreement by its Affiliates.

15.2    No Transfer; No License. All Confidential Information disclosed or transferred by either Party to the other shall remain the property of the disclosing Party. Except as otherwise expressly set forth in this Agreement, the receiving Party acknowledges and agrees that it does not, by implication, estoppel or otherwise, acquire any Intellectual Property Right, license, title or ownership with respect to any Confidential Information disclosed by the disclosing Party hereunder.

15.3    NO WARRANTY. ALL CONFIDENTIAL INFORMATION IS PROVIDED ON AN “AS IS” BASIS, WITHOUT ANY WARRANTY WHATSOEVER, WHETHER EXPRESS, IMPLIED OR OTHERWISE, REGARDING ITS ACCURACY, COMPLETENESS, PERFORMANCE, FITNESS OF THE INFORMATION FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS, OR OTHERWISE, AND THE RECEIVING PARTY AGREES THAT THE DISCLOSING PARTY SHALL HAVE NO LIABILITY WHATSOEVER TO THE RECEIVING PARTY RESULTING FROM THE USE OF THE CONFIDENTIAL INFORMATION PROVIDED.

15.4    Keep Confidential Obligation.

(a)    The receiving Party shall during the Confidentiality Period:

Exhibit 10.15.4

CONFIDENTIAL

(1)    not use the Confidential Information for any purpose other than the Authorized Purpose; and

(2)    maintain in confidence the Confidential Information;

(b)    The receiving Party agrees to use the same degree of care to maintain the confidentiality of all Confidential Information received from the disclosing Party that it uses to maintain the confidentiality of its own information of similar importance, but in no event will it use less than reasonable care to protect the confidentiality of such Confidential Information.

15.5    Return of Confidential Information. Upon expiration or termination of this Agreement, the receiving Party shall, upon the disclosing Party’s written request, return all Confidential Information and any copies thereof immediately to the disclosing Party or certify destruction of same, except for one copy kept solely for archival purposes and subject to the confidentiality protections of this Agreement.

15.6    Compelled Disclosure. If a receiving Party is required, pursuant to administrative or judicial action or subpoena to disclose the other’s Confidential Information, the receiving Party shall notify the disclosing Party thereof and give the disclosing Party the opportunity to seek any other legal remedies to prevent such disclosure or to otherwise maintain such Confidential Information in confidence, including a reasonable protective order.

16    No Publication

16.1    Neither party may publicize or disclose to any Third Party, without the written consent of the other party, the terms of this Agreement. Without limiting the generality of the foregoing sentence, no press releases may be made by either Party describing the Parties’ relationship contemplated by this Agreement without the prior written consent of the other Party.

17    Notices

17.1    All notices given under this Agreement must be in writing and addressed to the receiving Party as set forth below:

If to Nexperia:

Nexperia B.V.

Attention: General Counsel
Nexperia B.V.
Jonkerbosplein 52
6534AB Nijmegen
The Netherlands

If to Transphorm:

Transphorm Inc.
115 Castilian Drive
Suite 100
Goleta, California 93117
USA
Attn: Primit Parikh

Exhibit 10.15.4

CONFIDENTIAL
or such other contacts and/or addresses as may have been previously specified in writing by either Party to the other by notice in accordance with this Section.

17.2    Notices are validly given upon the earlier of confirmed receipt by the receiving Party or three days after dispatch by courier or certified mail, postage prepaid, properly addressed to the receiving Party.

18    Governing Law and Choice of Forum

The validity, performance, construction and interpretation of this Agreement shall be governed by the laws of the State of California, U.S.A., without regard to its conflict of law provisions. All disputes arising out of or in connection with this Agreement shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with the said rules. The arbitration shall be conducted in the English language. The award of the arbitrators shall be final and binding, subject to neither appeal nor confirmation. Each Party represents that the arbitration award can be entered and enforced under its national law in any court of competent jurisdiction. Place of arbitration shall be London (UK). The UN Convention on Contracts for the International Sale of Products (Vienna, 1980) shall not apply to this Agreement or to any dispute or transaction arising out of this Agreement.

19    Force Majeure

19.1    In the event that the performance by a Party of any of its obligations under this Agreement is prevented, restricted, delayed or interfered with by fire, flood, accident, riot, earthquake, severe weather, war, act of terror, governmental interference or embargo, strike, shortage of labor, fuel, power, materials or supplies, pandemic, epidemic or viral outbreak, or any other circumstances beyond the reasonable control of that Party (a “Force Majeure Event”), then that Party shall, upon giving prompt notice to the other Party specifying the circumstances and obligations concerned, be excused from such performance to the extent of such prevention, restriction or interference, provided that the former Party shall endeavor to overcome the circumstances causing the non-performance and shall give prompt notice to the latter Party as soon as the performance of its obligations can be resumed.

19.2    In the event that the period of prevention, restriction or interference mentioned in Section 19.1 continues or can reasonably be expected to continue for more than 60 days, the latter Party shall be entitled to terminate this Agreement in writing.

20    Independent Contractors

The Parties are and intend to remain independent contractors. Nothing in this Agreement shall be construed as an agency, joint venture or partnership between the Parties.

21    Assignment and Change of Control

21.1    This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns. This Agreement shall not be assignable by either Party, in whole or in part, to any Third Party (other than to an Affiliate of that Party) without the prior written consent of the other Party, not to be unreasonably withheld, conditioned or delayed, provided that either Party may freely assign this Agreement, without obtaining the other Party’s consent, to a successor to all or substantially all of its relevant assets, whether by Change of Control or otherwise. Any purported or attempted assignment, delegation or other transfer of any rights or obligations under this Agreement in contravention of the foregoing sentence shall be null and void.

22    No Waiver

Exhibit 10.15.4

CONFIDENTIAL
22.1    Neither the failure nor the delay of either Party to enforce any provision of this Agreement shall constitute a waiver of such provision or of the right of each Party to enforce each and every provision of this Agreement.

23    Severability

23.1    If any of the provisions of this Agreement is determined to be invalid or unenforceable by any court of competent jurisdiction, such finding shall not invalidate the remainder of this Agreement which shall remain in full force and effect as if the provision(s) determined to be invalid or unenforceable had not been a part of this Agreement. In the event of such finding of invalidity or unenforceability, the Parties will endeavor to substitute forthwith the invalid, or unenforceable provision(s) by such effective provision(s) as will most closely correspond with the original intention of the provision(s) so voided.

24    Entire Agreement

24.1    The Prior Agreement shall be deemed amended and restated to read in its entirety as set forth in this Agreement. This Agreement, together with all Statements of Works, sets forth the entire understanding and agreement between the Parties as to the subject matter of this Agreement and supersedes, cancels and merges all prior agreements, negotiations, commitments, communications and discussions between the Parties relating to the subject matter hereof, including without limitation the Prior Agreement. Any change or variation to this Agreement shall be only binding upon the Parties if made by the Parties in writing and signed by an authorized representative of each of the Parties.

24.2    It is acknowledged and agreed that the performance by the Parties of their obligations pursuant to this Agreement shall by no means result in any obligation on the part of either Party to enter into any further agreement containing obligations for either Party beyond the obligations contained herein or to realize any transaction with the other with respect to the subject matter hereof or otherwise, including without limitation, any agreement or transaction concerning the supply of products or services by either Party to the other.

Exhibit 10.15.4

CONFIDENTIAL
AS WITNESS, the Parties have, by their duly authorized representatives, executed this Agreement on the date first written above.

Nexperia B.V.		Transphorm, Inc
By:	/s/ Charles Smit	By:	/s/ Cameron McAulay
Print Name:	Charles Smit	Print Name:	Cameron McAulay
Title:	General Counsel	Title:	Chief Financial Officer

By:	/s/ Toni Versluijs
Print Name:	Toni Versluijs	Transphorm Technology Corp
Title:	General Manager BG MOS Discretes	By:	/s/ Primit Parikh
		Print Name:	Primit Parikh
		Title:	President and COO

Exhibit 10.15.4

CONFIDENTIAL
ADDENDUM 1

Statement of Work 2.1a - Transfer Generation 3 Technology

SCOPE:
Transphorm Generation 3 GaN die technology (650V rated) to be made available to Nexperia in order to enable Nexperia independent manufacturing in-house. This includes both wafer fab manufacturing (using the RPR process description method) and provide access to assembly subcons and/or enable Nexperia in-house assembly. Additionally, [***], [***], [***] step and scalability improvements (details below).

DELIVERABLES: (1) Process descriptions, process toolset details, process recipes, FMEA, constructional analysis, target and specification values, process capability data. (2) Process control plan. Design rules. Yield / defectivity data. (3) Product specifications, test methods, screening method s. [***]. (4) Direct access to material suppliers, supply chain, including packaging (for TO247 package at Fastech Inc.)

MILESTONES:

Target Date	Task	Evidence	Comment
Jun’18	Agreed product/wafer spec, process and equipment set	Documented flow	DONE
Sep'18	Mask set for mix [***]; verify tighter [***] in Aizu	Masks / report	DONE
Oct'18	RPRs and metrology fully documented	Report (M1)	PASSED and $3M paid
Jan '19	[1] [***] plan/ feasibility study [2] [2] [***] proposal and plan [3] [3] Capability improvement high Cpk [***] [4] [4] Scalability: [***] wpm vs [***] wpm, process simplification down selection	[1] Report and review of existing package level data [2] Documented plan [3] PCM (post [***]) [4] Plan for 2x sealing documented, PCM ([***]), operations [5] identified for DoEs
Mar'19	[1] [***] phase 1 (mask design for [***] for feasibility evaluation) [3] Tighter [***] reliability, high CpK [***]: [4] Bypass Option for [***], process simplification impact validation w/ paper study	[1] [***] scheme proposal, GDS, feasibility report [3] Maintain yields, HTRB, [4] Probe Yield [5] Probe Yield, update [6] RPR, paper study report	PASSED and$3M paid
Jun'19	[2] Process mod. For [***]: [***] setup [3] [3] High [***] & [***]wpm	[2] Waters ready for Assy [3] [3] Integration validation- Final test Yields.
Sep'19	[1] Results of [***] experiment [2] Process mod. For [***]: [***] setup package validation [3] [3] Reliability for High Cpk&[***]wpm [4] [4] Process Simplification DoEs	[1] Report with Pkg level [***] yield on waters with [***] [2] Shear test w/ TPH Assy, [3] RPR [4] HTRB, Final RPRs and data report [5] [4] Unit process proof of concept, report on DoEs	PASSED and$3M paid

Exhibit 10.15.4

CONFIDENTIAL
ADDENDUM 2

Statement of Work 2.lb - Gen4 Development

SCOPE:
Development of improved [***] platform, manufactured in the Fujitsu fab. The resulting [***] platform will be [***] without [***] and [***]. Making information available to Nexperia to enable in-house manufacturing as per SOW 2.1a. Study work on [***] solution focused on gate [***] solutions using [***] GaN.
The title of SOW 2.1b is updated from the previous scope of SOW2.1b to develop and release [***] Technology.

DELIVERABLES: (1): Packaged dual die [***] products, meeting upfront agreed targets largely the same as [***]. (2) Process flow, control plans, equipment set, including test & measurement etc. (3) JEDEC qualification, Auto qualification

MILESTONES:

Target Date	Task	Evidence	Comment
Jun '18	Publish development plan+ resourcing	Documented project plan	DONE
Sep '18	Working samples	Functional devices	DONE
Dec '18	Final samples ([***]mOhm, [***])	Functional devices	PASSED and Tranche A Loan of MUSD 5 has been triggered in January 2019
Sep ‘19	Reliability test first attempt	Report
Dec '19	Process flow, design rules, equipment set	Documented process
Mar '20	JEDEC reliability test. AEC qualification pass or <10% failures + failure analysis + gap closure plan against AEC-Ql0l	JEDEC release. AEC-Q101 Report	PASSED and $5M paid (Tranche A Loan Paid Off)
Q3 '20	Reliability test/ release	AEC-Q101 qualified	AEC Q101 Report sent to Nexperia, the join review AEC-Q101 qualification to be done in Q2 2021

Target Date	Task	Evidence	Comment
Sep'18	Define plan, finalize [***] contract for [***] GaN [***]	Documented project plan	DONE
Mar'19	Gate [***] on [***] GaN characterization tor [***], stability, [***] and [***]	Report with test Data	DONE
Apr'19	Go-no-go [***]	Joint decision with Nexperia	DONE

Exhibit 10.15.4

CONFIDENTIAL
ADDENDUM 3

Statement of Work 2.1c –Gen5 Development

SCOPE:
Development of both [***] technology with [***] Ron improvement ([***]) and [***] technology with [***] Ron improvement. Both manufactured in the Fujitsu tab. Making information available to Nexperia to enable in-house manufacturing as per SOW 2.l a.
Additionally, a [***] study activity (see table in SoW 2.l c.1) to identify commercially viable technology options [***]. Milestone timing in the table below in italics are to be confirmed after [***] milestone.
The title of SOW 2.1c is updated from the previous scope to develop [***].

DELIVERABLES: (1) [***] two die solution ([***]). (2) [***] two die solution [***]. (3) Process flow, control plans, equipment set, including test & measurement etc. (4) JEDEC & Automotive qualifications

MILESTONES:

Target Date	Task	Evidence	Comment
Dec'18	[***] demo samples ([***]mOhm)	Functional devices	DONE
Mar'19	[***] packaged demo samples ([***]mOhm, T0247, [***], no [***])	Samples	PASSED and $8M Tranche B Loan Triggered
Mar'20	[***] packaged qualification samples ([***], TO247, [***] Ron improvement)	JEDEC qualified	JEDEC qualification is DONE, Q2’20, TPH will send the related report to Nexperia to officially review and confirm
Q1’21	[***] packaged demo samples ([***], TO247, [***], no [***])	JEDEC qualified
Q2'21	[***] and [***] HTRB/HTGB/HAST <10% failures + failure analysis + gap closure plan vs AEC-Q101.	Report	$8M due (Tranche B Loan Paid Off) when Satisfied
Q4'21	[***] reliability test	AEC-Q101 Qualified	[***], likely to be done in Q1-22
Q4'21	[***] reliability test	AEC-Q101 qualified